Exhibit 99.1

Trovagene Announces Second Quarter 2017 Company Highlights and Financial Results

SAN DIEGO, CA — August 9, 2017 — Trovagene, Inc. (NASDAQ: TROV), a precision medicine biotechnology company, today announced company highlights and financial results for the second quarter ended June 30, 2017.  The company does not plan to have an earnings conference call.

“We are pleased by the continued advancement of our clinical development plans for PCM-075, our novel, investigational, orally available and highly selective polo-like kinase 1 (PLK1) inhibitor, including the FDA approval of our IND and Phase 1b/2 protocol to commence our trial in patients with acute myeloid leukemia (AML),” said Bill Welch, Chief Executive Officer of Trovagene.  “We are also pleased with our ongoing collaborations we recently announced with our NextCollect™ urine collections and DNA preservation device and liquid biopsy tests.  These partnerships support the value of our tumor genomics and correlative biomarker technology.”

Company Highlights

Updated Progress Towards the Clinical Development of PCM-075

We acquired, in March 2017, the exclusive global rights for the development and commercialization of PCM-075, an oral and highly-selective polo-like kinase 1 (PLK1) inhibitor, from Nerviano Medical Sciences, S.r.l.

•                  Announced Food and Drug Administration (FDA) approval of Investigational New Drug (IND) for Phase 1b/2 trial of PCM-075 in patients with AML.  This trial is designed to determine the safety, tolerability, dosing, scheduling, and preliminary efficacy of the drug for patients with AML while providing a preliminary assessment of response, and exploring the use of correlative biomarker analysis to select patients most likely to respond.

•                  Announced peer-reviewed publication of first-in-human Phase 1 trial with PCM-075 in the journal, Investigational New Drugs.  The data from the trial demonstrated PCM-075’s potential as safe and effective treatment for solid tumor and hematological malignancies.

•                  Engaged PRA Health Sciences, a leading, global contract research organization (CRO) to conduct Trovagene’s planned Phase 1b/2 clinical trial of PCM-075.

•                  Executed a supplier agreement with NerPharMa, S.r.l., a pharmaceutical manufacturing company and a subsidiary of Nerviano Medical Sciences S.r.l., in Milan, Italy, to manufacture GMP-grade PCM-075 drug substance for use in Trovagene’s Phase 1b/2 clinical program and for other related clinical and commercial activities.

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

•                  Announced expansion of key claims for the NPM1 patent portfolio for AML by the U.S. Patent and Trademark Office (USPTO) and the European Patent Office which encompass NPM1 mutation detection and minimal residual disease (MRD) monitoring of patients with AML.

Precision Medicine Programs

•                  Entered into an agreement with AstraZeneca to provide Trovera® urine ctDNA biomarker test and services. Trovera® EGFR urine liquid biopsy test will initially be used in an open label prospective biomarker study evaluating whether the combined use of noninvasive testing (urine and blood testing) is as effective as tissue testing in identifying epidermal growth factor receptor (EGFR) T790M mutation status.

•                  Entered into an agreement with a worldwide, premier biopharmaceutical company to provide Trovera® urine circulating tumor DNA (ctDNA) biomarker tests and services.  The Trovera® urine and blood liquid biopsy tests will be used to assess and monitor mutation status in clinical trials of potential first-in-class or best-in-class oncology therapeutics in development.

•                  Introduced NextCollect™, the first-of-its kind universal urine collection and DNA preservation device for research use only (RUO).  NextCollect™ simplifies the urine collection process and optimizes the preservation of DNA, with broad applications in oncology and beyond.  Completed production with initial shipments of NextCollect™ for RUO planned for September, 2017.

•                  Entered into an agreement with Novogene Co. Ltd., a leading global provider of genomic services and solutions and the largest sequencing capacity in the world, whereby Novogene will purchase NextCollect™, reagents and methods to extract cell-free DNA (cfDNA) for validation of urine DNA extraction methods in the Chinese market.

General and Adminstrative

•                  On June 6, 2017, Trovagene paid $16,668,583 in principal, interest, and other fees under its Loan and Security Agreement with Silicon Valley Bank and Oxford Finance LLC.  Accordingly, the loan was terminated.  The Company recorded total interest expense of $801,173 related to the Agreement during the six months ended June 30, 2017.

•                  In July 2017, Trovagene completed a registered direct offering of 6,191,500 shares of common stock and a concurrent private placement issuing warrants to purchase up to 4,643,626 shares of common stock. The net proceeds from the registered direct offering and concurrent private placement were approximately $6.5 million.  The shares of common stock outstanding as of July 31, 2017 was 37.3 million.

•                  On July 28, 2017, Trovagene announced that the Company, and Antonius Schuh and Stephen Zaniboni, the company’s former Chief Executive Officer and former Chief Financial Officer, have resolved their respective legal claims against each other.  The settlement involved mutual releases by all parties involved. The net cost to Trovagene in connection with the settlement is approximately $2.1 million, which has been accrued in the condensed financial statements as of June 30, 2017. Of that amount, $975,000 was the net amount paid directly to the former CEO and CFO.

Second Quarter 2017 Financial Results

•                  Trovagene reported a net loss of $8.1 million, or $0.26 per diluted share in the second quarter of 2017, as compared to a net loss of $10.2 million, or $0.34 per diluted share, for the same quarter of 2016.  Excluding $1.7 million loss on extinguishment of debt and $2.1 million expense legal litigation settlement, net loss for the second quarter was $4.3 million.

•                  Total operating expenses were approximately $6.0 million for the three months ended June 30, 2017, a reduction of $4.1 million from $10.1 million for the same period in 2016.  Excluding $2.1 million expense legal litigation settlement, net operating loss for the second quarter was $3.9 million.

•                  Research and development expenses decreased by $3.1 million to $1.0 million for the three months ended June 30, 2017, from $4.1 million for the same period in 2016.

•                  Selling and Marketing expenses decreased by $2.5 million to $0.6  million for the three months ended June 30, 2017, from $3.1 for the same period in 2016.

•                  General and administrative expenses increased by $1.6 to $4.1 for the three months ended June 30, 2017, from $2.5 for the same period in 2016. The significant components of the increase were primarily due to the increase in legal and accounting fees related to our litigation settlement with the former CEO and CFO.

•                  Net cash used in operating activities in the second quarter of 2017 was $4.6 million, compared to $8.1 million in the second quarter of 2016.  The quarter-over-quarter reduction can be attributed primarily to lower selling and marketing expenses as a result of reduction in force and a decrese in research and development expenses as a result of a shift in business focus.

•                  Net cash used in financing activities in the second quarter of 2017 was $16.7 million, compared to $1.1 million in the second quarter of 2016.  The increase is primarily due to the pay-off of Trovagene’s $15.0 million long-term debt.

•                  The weighted average diluted shares of common stock outstanding used to calculate per share results was 31.0 million.

•                  As of June 30, 2017, Trovagene had approximately $7.8 million of cash and cash equivalents. As of July 31, 2017, Trovagene had $12.5 million of cash and cash equivalents and had not made any payments in connection with litigation settlement.

About Trovagene, Inc.

Trovagene is a precision medicine biotechnology company developing oncology therapeutics for improved cancer care by leveraging its proprietary Precision Cancer Monitoring® (PCM) technology in tumor genomics.  Trovagene has broad intellectual property and proprietary technology to measure circulating tumor DNA (ctDNA) in urine and blood to identify and quantify clinically actionable markers for predicting response to cancer therapies.  Trovagene offers its PCM technology at its CLIA/CAP — accredited laboratory and plans to continue to vertically integrate its PCM technology with precision cancer therapeutics.  For more information, please visit https://www.trovagene.com/.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations.  There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful, or that Trovagene’s strategy to design its liquid biopsy tests to report on clinically actionable cancer genes will ultimately be successful or result in better reimbursement outcomes.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2016, and other periodic reports filed with the Securities and Exchange Commission.  While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.  Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.  Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Contact:

Vicki Kelemen
VP, Corporate Communications
858-952-7652
vkelemen@trovagene.com

Trovagene, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues:
Royalties	$45	$48	$111	$161
Diagnostic services	55	24	84	31
Clinical research services	2	32	2	32
Total revenues	102	104	197	224

Costs and expenses:
Cost of revenues	338	410	954	719
Research and development	982	4,076	5,262	7,284
Selling and marketing	615	3,129	2,023	6,187
General and administrative	4,059	2,469	6,256	6,473
Restructuring charges	(4)	—	1,716	—
Total operating expenses	5,990	10,084	16,211	20,663

Loss from operations	(5,888)	(9,980)	(16,014)	(20,439)

Net interest expense	(432)	(275)	(861)	(613)
Gain (loss) on change in fair value of derivative financial instruments- warrants	(72)	53	484	587
Loss on extinguishment of debt	(1,656)	—	(1,656)	—
Other (income) loss, net	2	—	2	—
Net loss	$(8,046)	$(10,202)	$(18,045)	$(20,465)
Preferred stock dividend	(6)	(6)	(12)	(12)
Net loss attributable to common stockholders	$(8,052)	$(10,208)	$(18,057)	$(20,477)
Net loss per common share - basic	$(0.26)	$(0.34)	$(0.58)	$(0.69)
Net loss per common share - diluted	$(0.26)	$(0.34)	$(0.58)	$(0.70)
Weighted average shares outstanding - basic	30,992	29,958	30,976	29,857
Weighted average shares outstanding - diluted	30,992	29,958	30,976	30,033

Trovagene, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2017	December 31, 2016

Assets

Current assets:
Cash, cash equivalents and short-term investments	$7,784	$37,893
Accounts receivable	157	100
Prepaid expense and other assets	714	957
Total current assets	8,655	38,950
Property and equipment, net	3,322	3,827
Other assets	584	1,173
Total Assets	$12,561	$43,950

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$603	1,131
Accrued expenses	4,930	4,021
Deferred rent	285	285
Current portion of long-term debt	1,644	2,360
Total current liabilities	7,462	7,797

Long-term debt, less current portion	—	14,176
Derivative financial instruments - warrants	351	835
Deferred rent, net of current portion	1,237	1,374
Total Liabilities	9,050	24,182

Stockholders’ equity	3,511	19,768
Total liabilities and stockholders’ equity	$12,561	$43,950

Trovagene, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,

	2017	2016

Operating activities
Net loss	$(18,045)	$(20,465)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	646	490
Stock based compensation expense	1,696	4,113
Change in fair value of derivative financial instruments - warrants	(484)	(587)
Loss on extinguishment of debt	1,656	—
Other non-cash items	709	119
Changes in operating assets and liabilities	467	1,336
Net cash used in operating activities	(13,355)	(14,994)

Investing activities:
Capital expenditures, net	(21)	(671)
Net sales and maturities (purchase) of short-term investments	24,062	(27,951)
Net cash provided by (used in) investing activities	24,041	(28,622)

Financing activities:
Proceeds from sales of common stock, net of expenses	107	—
Proceeds from exercise of options	—	232
Net repayment of debt	(16,926)	(1,528)
Net cash used in financing activities	(16,819)	(1,296)
Effect of exchange rate changes on cash and cash equivalents	(2)	(2)
Net change in cash and equivalents	(6,131)	(44,914)
Cash and cash equivalents—Beginning of period	13,915	67,493
Cash and cash equivalents—End of period	$7,784	$22,579